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                                                                  Exhibit 99(e)

                                   MERGER OF
                          HOME BENEFICIAL CORPORATION
                                 WITH AND INTO
                          AGC LIFE INSURANCE COMPANY,
                         A WHOLLY OWNED SUBSIDIARY OF
                         AMERICAN GENERAL CORPORATION

                                                                 March   , 1997

To: Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees

  In connection with the proposed merger (the "Merger") of Home Beneficial Corporation ("Home Beneficial") with and into AGC Life Insurance Company ("AGC Life"), a wholly owned subsidiary of American General Corporation ("American General"), pursuant to the Merger Agreement (as defined below), each share of Home Beneficial Class A Common Stock (Voting), par value $.3125 per share ("Home Beneficial Voting Common Stock"), and each share of Home Beneficial Class B Common Stock (Non-Voting), par value $.3125 per share ("Home Beneficial Non-Voting Common Stock" and, together with the Home Beneficial Voting Common Stock, the "Home Beneficial Common Stock" or "Shares"), will, subject to certain limitations, be converted into the right to receive any of the following: (i) a fraction of a duly authorized, validly issued, fully paid and nonassessable share of common stock, par value $.50 per share, of American General (the "American General Common Stock"), together with the attached preferred share purchase rights (the "Stock Consideration") calculated by dividing (x) $39.00 by (y) the Average Purchaser Price, defined as the average of the high and low sales prices, regular way, of American General Common Stock as reported in The Wall Street Journal during the ten consecutive New York Stock Exchange trading days (each, a "Trading Day") ending on (and including) the fifth Trading Day prior to the Effective Time (as defined in the Merger Agreement) (the "Trading Average"); provided, however, that if the Trading Average is less than $35.00, then the Average Purchaser Price shall be $35.00; and/or (ii) $39.00 in cash, without interest thereon (the "Cash Consideration").

  Record holders ("Holders") of Shares are entitled to elect to receive Cash Consideration and/or Stock Consideration in the Merger by completing the enclosed Form of Election/Letter of Transmittal. Only record Holders of Shares (or persons authorized by such Holders) can execute the Form of Election/Letter of Transmittal and thus make an election as described in the enclosed materials. Such elections are subject to (i) the terms, conditions
and limitations set forth in the Proxy Statement/Prospectus, dated March   ,
1997 relating to the Merger (the "Proxy Statement/Prospectus"), (ii) the terms, conditions and limitations set forth in the Agreement and Plan of Merger, dated as of December 22, 1996, amended as of January 22, 1997 and as of March 3, 1997 (as so amended, the "Merger Agreement"), attached as Annex A to the Proxy Statement/Prospectus and (iii) the instructions set forth in the Form of Election/Letter of Transmittal enclosed herewith.

  For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

  1. The Proxy Statement/Prospectus, dated March   , 1997, relating to the
  Merger;

  2. The Form of Election/Letter of Transmittal pursuant to which a registered Holder may elect to receive the Cash Consideration and/or the Stock Consideration in the Merger;

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  3. Form W-9;

  4. A letter that may be sent to your clients for whose account you hold Shares registered in your name or in the name of your nominees, with space provided for obtaining clients' instructions with respect to the Form of Election/Letter of Transmittal;

  5. A Notice of Guaranteed Delivery to be used if certificates for Shares are not immediately available or if the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit certificates for Shares covered by the Form of Election/Letter of Transmittal to reach First Chicago Trust Company of New York, the Exchange Agent, by the current
  election deadline, 5:00 p.m., New York City time, on April   , 1997 (the
  "Election Deadline"); and

  6. A return envelope addressed to the Exchange Agent.

  WE URGE YOU TO CONTACT YOUR CLIENTS AS SOON AS POSSIBLE. THE DEADLINE FOR RECEIPT OF FORMS OF ELECTION/LETTERS OF TRANSMITTAL BY THE EXCHANGE AGENT IS
5:00 P.M., NEW YORK CITY TIME, ON APRIL   , 1997, UNLESS EXTENDED.

  There can be no assurance that each holder of Home Beneficial Common Stock will receive the Merger Consideration in such amounts as each such stockholder elects to receive in the Merger. As a result of the allocation procedures described in the Merger Agreement, if more than 50% of the shares of Home Beneficial Common Stock elect to receive Cash Consideration (each such election, a "Cash Election") or more than 75% of the shares of Home Beneficial Common Stock elect to receive Stock Consideration (each such election, a "Stock Election"), a Home Beneficial shareholder may receive Cash Consideration and/or Stock Consideration in amounts that differ form the amounts such shareholder has elected with respect to its shares of Home Beneficial Common Stock. Shareholders who do not return a properly completed and validly executed Form of Election/Letter of Transmittal prior to the Election Deadline or shareholders who make no election will receive (i) Cash Consideration, to the extent Cash Elections do not exceed 50% of the outstanding shares of Home Beneficial Common Stock, (ii) Cash Consideration, to the extent Stock Elections exceed 75% of the outstanding shares of Home Beneficial Common Stock or (iii) Stock Consideration, to the extent Cash Elections exceed 50% of the outstanding shares of Home Beneficial Common Stock, subject to the allocation rules set forth in the Merger Agreement and as described in the Proxy Statement/Prospectus. None of American General, Home Beneficial, the Home Beneficial Board of Directors or the American General Board of Directors makes any recommendation as to whether holders of Home Beneficial Common Stock should elect to receive the Cash Consideration and/or the Stock Consideration in the Merger. Each stockholder must make his or her own decision with respect to any such election.

  Failure of a registered holder of Home Beneficial Common Stock to complete properly and to return the Form of Election/Letter of Transmittal together with his or her Share certificates, or with an appropriate guarantee of delivery of Share certificates, to First Chicago Trust Company of New York (the "Exchange Agent") by the Election Deadline, or a registered holder of Shares who cannot complete the procedure for delivery by book-entry transfer on a timely basis, and who fails to comply with the election procedures described in the Proxy Statement/Prospectus and the Form of Election/Letter of Transmittal (including the instructions thereto) will cause such holder's Shares to be converted in the manner described in the Merger Agreement and Proxy Statement/Prospectus.

  Registered holders of Shares whose Share certificates are not immediately available and who cannot deliver their Share certificates and all other required documents to the Exchange Agent prior to the Election Deadline or who cannot complete the procedure for delivery by book-entry transfer on a timely basis may deliver their Shares pursuant to the guaranteed delivery procedures described in Instruction A2 to the Form of Election/Letter of Transmittal.

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  Neither Home Beneficial nor American General will pay any fees or commissions to any broker, dealer or other person (other than the Information Agent as described in the Proxy Statement/Prospectus) in connection with delivery of share certificates pursuant to the Merger. However, Home Beneficial will reimburse you for reasonable customary expenses incurred in connection with the mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

  Requests for assistance or additional copies of the Proxy
Statement/Prospectus, the Form of Election/Letter of Transmittal or any of the enclosed materials may be directed to the Information Agent, Corporate Investor Communications, Inc., at (800) 932-8478.

                                          Very truly yours,

                                          AMERICAN GENERAL CORPORATION

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF AMERICAN GENERAL, HOME BENEFICIAL, THE EXCHANGE AGENT, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE MERGER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.

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